Exhibit 99.2

UNITED STATES OF AMERICA

BEFORE

THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

)
In the Matter of	)
	)	Docket No. 07-017-B-EC
AMERICAN EXPRESS BANK	)
INTERNATIONAL	)	Cease and Desist Order and Order of
Miami, Florida	)	Assessment of a Civil Money Penalty Issued
	)	Upon Consent Pursuant to the Federal
	)	Deposit Insurance Act, as Amended
)
)

WHEREAS, American Express Bank International, Miami, Florida (“AEBI”) is an Edge corporation organized under Section 25A of the Federal Reserve Act (12 U.S.C. § 611 et seq.) that offers traditional private banking services principally to high net worth customers located in Latin America, and is owned by American Express Bank Limited (“AEB”), a state-chartered corporation which is supervised by the New York State Banking Department;

WHEREAS, the Board of Governors of the Federal Reserve System (the “Board of Governors”) and AEBI have the common goal to ensure that AEBI complies with all applicable federal and state laws, rules, and regulations relating to anti-money laundering (“AML”), including the Bank Secrecy Act (the “BSA”) (31 U.S.C. § 5311 et seq.); the rules and regulations issued thereunder by the U.S. Department of the Treasury (31 C.F.R. Part 103)(the “BSA regulations”); and the applicable AML requirements of Regulation K of the Board of Governors (12 C.F.R. §§ 211.5(k) and 211.5(m));

WHEREAS, the Board of Governors and AEBI have mutually agreed to the issuance of this Order to Cease and Desist and Order of Assessment of a Civil Money Penalty Upon Consent against AEBI (the “Order”);

WHEREAS, in 1993, the Board of Governors issued a Consent Order to Cease and Desist (the “1993 Order”) and a Consent Order of Assessment of a Civil Money Penalty against AEBI that were designed to address deficiencies relating to safety and soundness, including but not limited to AEBI’s BSA/AML compliance, corporate governance and audit; after AEBI made improvements and enhancements in response to the 1993 Order, the Board of Governors terminated the 1993 Order on January 7, 1997;

WHEREAS, the U.S. Department of Justice (“DOJ”) has conducted an investigation that involved certain accounts and transactions at AEBI for the period between December 1999 and April 2004.  AEBI has entered into a Deferred Prosecution Agreement with DOJ on August 6, 2007, to resolve a one-count Information charging AEBI with failing to maintain an effective AML program in violation of Title 31 United States Code, sections 5318(h)(1) and 5322(b) (31 U.S.C. §§ 5318(h)(1) and 5322(a)).  In connection with the Deferred Prosecution Agreement, DOJ issued a “Statement of Facts” alleging that AEBI’s AML program had serious and systemic deficiencies and that its transaction monitoring system and internal controls were inadequate to detect, identify, and report money laundering activity; in addition, DOJ identified specific instances of suspicious or illicit activity in the form of drug-related money laundering transactions, accomplished through “Black Market Peso Exchange” wire transfers that were undertaken as part of an undercover law enforcement operation;

WHEREAS, in connection with examinations conducted by the Federal Reserve Bank of Atlanta (the “Reserve Bank”), examiners identified weaknesses in AEBI’s BSA/AML compliance program, including deficiencies involving account monitoring.  In 2004 and 2005, AEBI represented to the Reserve Bank that it was in the process of implementing new, more sophisticated transaction and account monitoring, and that it was improving controls with respect to offshore bearer share personal investment companies (“PICs”) that had accounts at AEBI;

WHEREAS, the Reserve Bank conducted an examination beginning September 2006 of AEBI focusing on AEBI’s BSA/AML compliance program.  The examiners found that AEBI had significant breakdowns in carrying out BSA compliance activities and, as a result, failed to establish and maintain procedures adequately designed to assure and monitor AEBI’s compliance with the BSA and BSA regulations.  Specifically,

A.            AEBI failed to adopt and implement comprehensive customer due diligence and enhanced due diligence processes, particularly regarding high risk customers; AEBI did not maintain effective control measures for bearer share and other PICs; and AEBI failed to adhere to its own written policies, including policies requiring adequate periodic reviews of high risk accounts;

B.            AEBI’s transaction monitoring system, which AEBI had represented would be an improvement over the previous system, was inadequate.  The automated system was severely compromised by data integrity problems and by other deficiencies.  In addition, AEBI failed to establish adequate management controls over the resolution of identified potentially suspicious activity.  As a result, AEBI was unable to identify, monitor and report suspicious activity that reasonable monitoring would have flagged as warranting review;

C.            AEBI failed to perform satisfactory independent testing of its BSA/AML compliance program.  In particular, AEBI’s internal audit function failed to review the implementation of AEBI’s new automated transaction monitoring system; and

D.            AEBI failed to provide for adequate oversight of and accountability for its BSA/AML compliance program by AEBI’s own management and by AEB, which had undertaken to provide oversight services with respect to AEBI’s BSA/AML compliance program;

WHEREAS, as a result of the deficiencies in AEBI’s BSA/AML compliance program, AEBI’s BSA/AML compliance program failed to meet minimum regulatory requirements and therefore violated 12 C.F.R. § 211.5(m)(1) and was conducted in an unsafe and unsound manner;

WHEREAS, AEBI is taking steps to address the unsafe and unsound practices and regulatory violations described above and has engaged several independent consultants to assist it in enhancing its BSA/AML policies and procedures, internal control environment, management oversight, and reporting of suspicious activities;

WHEREAS, the regulatory violations and unsafe and unsound practices described above warrant the assessment of civil money penalties by the Board of Governors under section 8(i)(2)(B) of the Federal Deposit Insurance Act, as amended (12 U.S.C. § 1818(i)(2)(B)) (the “FDI Act”), and the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”);

WHEREAS, AEBI has consented to the assessment of a civil money penalty in the amount of  Twenty Million dollars ($20,000,000.00) by the Board of Governors pursuant to section 8(i)(2)(B) of the FDI Act for the unsafe and unsound practices described above and for violating section 211.5(m)(1) of Regulation K of the Board of Governors, which penalty will be satisfied by payments made by AEBI pursuant to the Deferred Prosecution Agreement and pursuant to the civil money penalty assessed by FinCEN described below;

WHEREAS, AEBI has consented to the assessment of a concurrent civil money penalty in the amount of Twenty Million dollars ($20,000,000) by FinCEN for violations of the AML program and suspicious activity reporting requirements of the BSA; and

WHEREAS, on August 3, 2007, the board of directors of AEBI, at a duly constituted meeting, adopted resolutions authorizing and directing Mr. Simon Amich, President and Chief Executive Officer of AEBI,  to enter into this Order on behalf of AEBI, and consenting to compliance by AEBI and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the FDI Act (12 U.S.C. §§1813(u) and 1818(b)(3)), with each and every applicable provision of this Order and waiving any and all rights that AEBI may have pursuant to section 8 of the FDI Act (12 U.S.C. § 1818) to: (i) a hearing for the purpose of taking evidence on any matters set forth in this Order; (ii) judicial review of this Order; (iii) contest the issuance of this Order by the Board of Governors pursuant to section 8 of the FDI Act; and (iv) challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Order or any provisions hereof.

NOW, THEREFORE, before the filing of any notices, or taking of any testimony or adjudication of or finding on any issues of fact or law herein, and without this Order constituting an admission by AEBI of any allegation made or implied by the Board of Governors in connection with this matter, and solely for the purpose of settling this matter without a formal proceeding being filed and without the necessity for protracted or extended hearings or testimony and pursuant to the aforesaid resolution;

IT IS HEREBY ORDERED, pursuant to sections 8(b)(1), 8(b)(3), and 8(i) of the FDI Act (12 U.S.C. §§ 1818(b)(1), 1818(b)(3), and 1818(i)), that AEBI and its institution-affiliated parties shall cease and desist and take affirmative actions as follows:

Primary Contact

1.             Within 10 days of this Agreement, AEBI shall designate an officer to be responsible for coordinating and submitting to the Reserve Bank the written programs, plans, policies, procedures, and engagement letters required under the terms and conditions of this Order.

Management Review and Oversight

2.             (a)           Within 10 days of this Order, the board of directors of AEBI shall retain an independent consultant acceptable to the Reserve Bank, or enter into a new or revised engagement with the independent management consultant previously retained by AEBI, to conduct a review of the governance and organization of AEBI’s BSA/AML compliance program and the performance of AEBI’s staff responsible for the BSA/AML compliance program (the “Management Review”) and to prepare a written report of findings and recommendations (the “Management Report”).  The purposes of the Management Review shall be to enhance AEBI’s oversight of its BSA/AML compliance program and to ensure the adequate staffing of the program by qualified and trained personnel needed for an effective control environment.  The terms of the engagement shall require that the Management Review be completed within 45 days of the retention of the independent consultant or the new or revised engagement with the existing management consultant, and that the Management Report be submitted to the board of directors of AEBI and the Reserve Bank within 10 days of the completion of the Management Review.  The Management Review shall, at a minimum, address, consider, and include:

(i)            the duties and responsibilities of each officer and staff member regarding BSA/AML compliance, including reporting lines within AEBI and to AEB and business line accountability;

(ii)           an evaluation of each current senior officer with responsibilities related to AEBI’s BSA/AML compliance program to determine whether the individual possesses the ability, experience, and other qualifications required to competently perform present and anticipated duties, including the ability to provide appropriate oversight, to ensure compliance with all applicable laws, rules, and regulations, to adhere to established policies and procedures, and to comply with the requirements of this Order;

(iii)          an assessment of the structure and composition of AEBI’s board of directors and relevant committees and determination of the structure and composition needed to provide adequate oversight of the BSA/AML compliance program;

(iv)          the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures and applicable laws, rules, and regulations, and to monitor exceptions to approved policies and procedures;

(v)           the maintenance of adequate and complete minutes of all meetings of the board of directors and committees of the board and of management;

(vi)          the information to be included in periodic reports regarding BSA/AML compliance to the board of directors and AEB; and

(vii)         the independence and effective authority of compliance functions and the Compliance Committee.

(b)           Within 30 days of the submission of the Management Report, AEBI shall submit a written plan to the Reserve Bank that includes a description of the specific actions that AEBI proposes to take, or has taken, to strengthen the management and oversight of AEBI’s BSA/AML compliance program.

BSA/AML Compliance Program

3.             Within 10 days of this Order, the board of directors of AEBI shall retain an independent consultant acceptable to the Reserve Bank, or enter into a new or revised engagement with the independent BSA/AML consultant previously retained by AEBI, to conduct a review of AEBI’s BSA/AML compliance program (the “BSA/AML Review”) and to prepare a written report of findings and recommendations (the “BSA/AML Report”).  The purpose of the BSA/AML Review shall be to conduct a comprehensive review of AEBI’s BSA/AML compliance program and make recommendations that will enable AEBI to establish an effective program that is commensurate with AEBI’s size, products and services, customers, and geographic locations.  The terms of the engagement shall require that the BSA/AML Review be completed within 45 days of the retention of the independent consultant or the new or revised engagement with the existing BSA/AML consultant, that the BSA/AML Report be submitted to the board of directors of AEBI and the Reserve Bank within 10 days of the completion of the BSA/AML Review, and that supporting material associated with the BSA/AML Review be made available to the Reserve Bank upon request.

4.             Within 30 days of the board of directors’ receipt of the BSA/AML Report, AEBI shall submit to the Reserve Bank an acceptable written BSA/AML compliance program that is designed to ensure compliance with all applicable BSA/AML requirements and is commensurate with AEBI’s business activities and BSA/AML risk profile.  The program shall include provisions for updates on an ongoing basis as necessary to incorporate amendments to the BSA and BSA regulations.  At a minimum, the program shall include:

(a)           A system of internal controls designed to ensure ongoing compliance with the BSA, the BSA regulations, and sections 211.5(k) and 211.5(m) of Regulation K of the Board of Governors, including but not limited to:

(i)            comprehensive customer due diligence and enhanced due diligence policies, procedures, and practices, including but not limited to procedures designed to identify account holders; and

(ii)           controls to ensure compliance with reporting and recordkeeping requirements;

(b)           the independent testing of compliance with the BSA and BSA regulations;

(c)           adequate resources for the BSA compliance officer, including sufficient staff levels, to implement and maintain an effective program for compliance with all applicable BSA/AML requirements and AEBI’s internal policies and procedures; and

(d)           appropriate training to all staff regarding amendments to BSA/AML requirements and changes in internal compliance policies and procedures.

Suspicious Activity Reporting and Customer Due Diligence

5.             Within 30 days of the board of directors’ receipt of the BSA/AML Report required by paragraph 3 of this Order, AEBI shall submit to the Reserve Bank an acceptable written customer due diligence program designed to reasonably ensure the identification and timely, accurate, and complete reporting of all known or suspected violations of law against or involving AEBI and suspicious transactions at AEBI to law enforcement and supervisory authorities as required by applicable suspicious activity reporting laws and regulations.  At a minimum, the program shall include:

(a)           A methodology for assigning risk levels to AEBI’s customer base that considers factors such as type of customer, type of product or service, and geographic location;

(b)           a risk-focused assessment of the AEBI’s customer base that:

(i)            identifies the categories of customers whose transactions and banking activities are routine and usual;

(ii)           determines the appropriate level of enhanced due diligence necessary for those categories of customers that pose a heightened risk of conducting potentially illicit activities at or through AEBI; and

(iii)          provides for the periodic reassessment and update of customer assessment risk-ratings;

(c)           for each customer who requires enhanced due diligence, procedures to:

(i)            determine the appropriate documentation necessary to ascertain the identity and business activities of the customer;

(ii)           establish risk mitigation control measures;

(iii)          understand the normal and expected transactions of the customer; and

(iv)          periodically review the adequacy of the customer files documentation and obtain updated information as needed; and

(d)           establishment of procedures and appropriate monitoring criteria designed to ensure proper identification and timely reporting of all known or suspected violations of law and suspicious transactions, including, but not limited to:

(i)            effective, ongoing monitoring of customer accounts and transactions;

(ii)           appropriate participation by senior management in the process of identifying, reviewing, and reporting potentially suspicious activity;

(iii)          adequate referral and escalation of information about potentially suspicious activity through appropriate levels of management and board committees;

(iv)          timely resolution of escalated issues by senior management and board committees;

(v)           adequate procedures to ensure the timely and complete preparation and filing of Suspicious Activity Reports; and

(vi)          maintenance of sufficient documentation with respect to the investigation and analysis of suspicious activity, including the resolution and escalation of concerns.

Independent Testing

6.             Within 60 days of this Order, AEBI shall submit to the Reserve Bank an acceptable written plan for the independent testing of AEBI’s compliance with all applicable BSA/AML requirements.  At a minimum, the plan shall address, consider, and include:

(a)           The coverage, frequency, and scope of the independent testing of AEBI’s BSA/AML compliance program, including but not limited to transactions and account monitoring policies, procedures, and practices, the integrity of data contained in internal customer databases, and the transaction monitoring system;

(b)           provisions for independent testing to be performed on a regular basis by qualified parties who are knowledgeable of BSA/AML requirements and are independent of the business lines and compliance function;

(c)           procedures for the review of independent testing results by senior AEBI management and escalation to the board of directors and board committees, as appropriate; and

(d)           procedures to ensure that AEBI management institute and complete appropriate actions in response to the independent testing results.

Transaction Monitoring System

7.             Within 90 days of this Order, AEBI shall complete the project designed to enhance the information contained in its internal customer database related to specific risk attributes of clients, to use this database as the source of customer data to determine the risk level of its clients, and to identify its high-risk accounts for its BSA/AML compliance program.

8.             (a)           Within 30 days of the board of directors’ receipt of the BSA/AML Report required by paragraph 3 of this Order, AEBI shall submit to the Reserve Bank acceptable written customer account and transaction monitoring policies and procedures that are designed to effectively manage legal and reputational risks, and ensure compliance with regulatory requirements.

(b)           Within 90 days of this Order, AEBI shall submit to the Reserve Bank an acceptable written plan, including a timetable, for the full installation, testing, and activation of an improved transaction monitoring system.  The plan shall also include a methodology and target date for determining that the transaction monitoring system is effective.

(c)           The acceptable policies and procedures submitted pursuant to paragraph 8(a) of this Order shall take effect upon the determination by a competent independent outside consultant acceptable to the Reserve Bank, or the independent BSA/AML consultant previously retained by AEBI, that the transaction monitoring system described in paragraph 8(b) of this

Order is fully effective.  Documentation to support the determination that the new transaction monitoring system is fully effective shall be retained for subsequent supervisory review.

(d)           The interim transaction monitoring procedures adopted by AEBI in 2007 shall remain in effect until the independent outside consultant or the existing BSA/AML consultant described in paragraph 8(c), confirms, through the performance of appropriate tests, that the improved transaction monitoring system is fully effective.

Transaction Review

9.             Within 30 days of this Order, AEBI shall engage an independent consultant acceptable to the Reserve Bank, or enter into a new or revised engagement with the independent BSA/AML consultant previously retained by AEBI,  to conduct a review of account and transaction activity to determine whether suspicious activity involving accounts or transactions at, by, or through AEBI was properly identified and reported in accordance with applicable suspicious activity reporting regulations (the “Transaction Review”) and to prepare a written report detailing the consultant’s findings (the “Transaction Review Report”).

10.           Within 10 days of the engagement of the independent consultant, or the entry into a new or revised engagement with AEBI’s existing BSA/AML consultant, but prior to the commencement of the Transaction Review, AEBI shall submit to the Reserve Bank for approval an engagement letter that sets forth:

(a)           The scope of the Transaction Review, including, but not limited to, a review of high risk accounts;

(b)           the methodology for conducting the Transaction Review, including any sampling procedures to be followed;

(c)           the expertise and resources to be dedicated to the Transaction Review;

(d)           the anticipated date of completion of the Transaction Review and the Transaction Review Report; and

(e)           a commitment that supporting material associated with the Transaction Review will be made available to the Reserve Bank upon request.

11.           The Transaction Review shall cover the time period from January 1, 2007, to  June 30, 2007.  Based on the Reserve Bank’s evaluation of the Transaction Review, the Reserve Bank may, in its discretion, direct AEBI to extend the Transaction Review to include time periods subsequent to January 1, 2006, with the scope and methodology for any such extension to be determined in the same manner as described in the preceding paragraph of this Order.

12.           AEBI shall provide to the Reserve Bank a copy of the Transaction Review Report at the same time that the report is provided to AEBI.

13.           Throughout the Transaction Review, AEBI shall ensure that all matters or transactions required to be reported that have not previously been reported are reported in accordance with applicable rules and regulations.

14.           If, while this Order is in effect, AEB, AEBI, or their parent companies are parties to a definitive contract to sell AEB or AEBI, or otherwise transfer substantially all of AEBI’s assets and liabilities to an unaffiliated third-party, AEBI shall take all steps necessary to ensure that, notwithstanding the proposed sale or other transfer, (i) the Transaction Review and Transaction Review Report will be completed as required by this Order; (ii) the consultant who is conducting the Transaction Review will continue to have reasonable access to all records that are needed to complete the Transaction Review and the Transaction Review Report; and (iii) supporting material associated with the Transaction Review will continue to be available to the Reserve Bank upon request.

Civil Money Penalty Assessment

15.           The Board of Governors hereby assesses AEBI a civil money penalty in the amount of Twenty Million dollars ($20,000,000.00).

16.           The civil money penalty assessed pursuant to paragraph 15 of this Order shall be concurrent with the penalty of Twenty Million dollars ($20,000,000.00) assessed against AEBI by FinCEN, and shall be fully satisfied upon payment by AEBI of the civil money penalty assessed by FinCEN against AEBI and of the forfeiture called for under the Deferred Prosecution Agreement.

Compliance with Order

17.           Within 15 days after the end of each calendar quarter following the date of this Order, AEBI shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Order and the results thereof.  The Reserve Bank may, in writing, discontinue the requirement for progress reports or modify the reporting schedule.

Approval of Programs and Procedures

18.           (a)           AEBI shall submit the written policies, procedures, programs, plans, and engagement letters that are acceptable to the Reserve Bank within the applicable time period set forth in paragraphs 4, 5, 6, 8(a), 8(b), and 10 of this Order.  Independent consultants acceptable to the Reserve Bank shall be retained by AEBI, or new or revised engagements shall be executed by AEBI with existing consultants, within the period set forth in paragraphs 2, 3, and 9 of this Order.

(b)           Within 10 days of approval by the Reserve Bank, AEBI shall adopt the policies, procedures, programs, plans, and engagement letters.  Upon adoption, AEBI shall implement the approved policies, procedures, programs, and plans, and thereafter fully comply with them.

(c)           During the term of this Order, the approved policies, procedures, programs, plans, and engagement letters shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

19.           All communications regarding this Order shall be sent to:

(a)                                  Mr. Robert M. Schenck

Vice President

Federal Reserve Bank of Atlanta

1000 Peachtree Street, N.E.

Atlanta, Georgia  30309-4470

(b)                                 Mr. Simon Amich

President and Chief Executive Officer

American Express Bank International

1111 Brickell Avenue

Miami, Florida 33131

Miscellaneous

20.           Notwithstanding any provision of this Order to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to AEBI to comply with any provision of this Order.

21.           The provisions of this Order shall be binding upon AEBI and all of their institution-affiliated parties, in their capacities as such, and their successors and assigns.

22.           Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated or suspended by the Reserve Bank.  If while this Order is in effect, AEB, AEBI, or their parent companies are parties to a definitive contract to sell AEB or AEBI, or otherwise transfer substantially all of AEBI’s assets and liabilities to an unaffiliated third-party,

AEBI shall promptly notify the Reserve Bank, which shall have discretion to stay, modify, terminate or suspend any or all of the provisions of this Order.

23.           The provisions of this Order shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting AEBI or any of its current or former institution-affiliated parties and their successors and assigns.

By order of the Board of Governors of the Federal Reserve System, effective this 6th day of  August, 2007.

BOARD OF GOVERNORS OF THE
FEDERAL RESERVE SYSTEM

By:	/s/ Simon Amich	By:	/s/ Jennifer J. Johnson
	Simon Amich	Jennifer J. Johnson
	President and Chief Executive Officer	Secretary of the Board
American Express Bank International